Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Auditor” and to the incorporation by reference of our reports dated March 10, 2017 included in its Annual Report on Form 40-F as at December 31, 2016, within the Registration Statement on Form F-10 pertaining to the registration of an indeterminate number of common shares, preferred shares, subscription receipts, units and warrants of Algonquin Power & Utilities Corp.

/s/ “Ernst & Young LLP”

Toronto, Canada	Chartered Professional Accountants,
March 10, 2017	Licensed Public Accountants